EXHIBIT 99.1

Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752     Fax (972) 401-3110
Internet Address: http://www.magnumhunter.com

New York Stock Exchange	FOR IMMEDIATE RELEASE
• Common – MHR
NEWS

MAGNUM HUNTER TO DISTRIBUTE TEL OFFSHORE TRUST UNITS TO ITS SHAREHOLDERS

Irving, Texas, April 8, 2005, Magnum Hunter Resources, Inc. (NYSE: MHR) announced today that its Board of Directors declared an in-kind dividend to Magnum Hunter’s shareholders of record at the close of business on April 18, 2005 of the 1,384,621 units of beneficial interest of TEL Offshore Trust owned by Magnum Hunter. The distribution of the units will be made on May 13, 2005.

TEL Offshore Trust is a Texas trust that indirectly owns an approximate 25% net profits interest in certain oil and gas properties located offshore Louisiana. Units in the trust are traded on the Nasdaq Small Cap Market under the symbol “TELOZ.”

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Magnum Hunter Resources, Inc. is one of the nation’s fastest growing independent exploration and development companies engaged in three principal activities: (1) the exploration, development and production of crude oil, condensate and natural gas; (2) the gathering, transmission and marketing of natural gas; and (3) the managing and operating of producing oil and natural gas properties for interest owners.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.’s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company’s reports that are available from the SEC.

FOR FURTHER INFORMATION CONTACT: HOWARD M. TATE
VICE PRESIDENT-CAPITAL MARKETS (972) 401-0752